EXHIBIT 99.1

VASCO Reports Results for First Quarter 2008

Revenues increased 10% over first quarter 2007; operating income decreased 15% over first quarter 2007. Guidance for full-year 2008 reaffirmed. Financial results for the first quarter of 2008 to be discussed on conference call today at 10:00 a.m. E.D.T.

OAKBROOK TERRACE, Ill., and ZURICH, Switzerland, April 24, 2008—VASCO Data Security International, Inc. (Nasdaq: VDSI) ( www.vasco.com), today reported financial results for the first quarter 2008.

Revenues for the first quarter of 2008 increased 10% to $28.9 million from $26.4 million in 2007. Net income available to common shareholders for the first quarter of 2008 was $4.9 million, or $0.13 per diluted share and compares to $5.0 million, or $0.13 per diluted share in 2007.

Financial Highlights:

•	Gross profit was $20.0 million or 69% of revenue for the first quarter 2008. Gross profit was $17.5 million or 66% of revenue for the first quarter 2007.

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Operating expenses for the first quarter 2008 were $14.2 million, an increase of $3.5 million or 33% from $10.7 million reported for the first quarter 2007. Operating expenses for the first quarter 2008 and 2007 included $0.7 million and $0.4 million, respectively, related to stock-based incentives.

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Operating income for the first quarter of 2008 was $5.8 million, a decrease of $1.0 million, or 15%, from $6.9 million reported for the first quarter of 2007. Operating income as a percentage of revenue for the first quarter 2008 was 20% compared to 26% for the first quarter 2007.

•	Earnings before interest, taxes, depreciation and amortization were $6.9 million for the first quarter 2008, a decrease of 8.5% from $7.6 million reported for the first quarter of 2007.

•	Net cash balances, total cash and cash equivalents at March 31, 2008, totaled $47.8 million compared to $38.8 million at December 31, 2007.

Operational and Other Highlights:

•	VASCO won 591 new customers in Q1 2008 (71 banks and 520 Enterprise Security customers. In the first quarter of 2007, 619 new accounts were sold (94 banks and 525 Enterprise Security).

•	Leading Japanese bank, Mizuho Bank, uses VASCO’s Digipass G06 and VACMAN Controller for retail banking

•	Arab Bank uses VASCO’s Digipass & VACMAN Controller

•	Swedbank uses VASCO in Sweden and Baltic

•	VASCO launches Identikey 3.0 authentication server

•	VASCO extends Full-Option, All-Terrain Strategy by Launching Digipass 110, the zero-footprint e-signature solution

•	VASCO’s security competence center launches e-banking security consultancy

•	Audema to distribute VASCO in Spanish enterprise security market

•	VASCO wins European Seal of e-Excellence

Guidance for full-year 2008:

VASCO reaffirmed the full-year 2008 guidance provided on February 21, 2008, which included:

•	Revenue growth of 25% to 35% for the full-year 2008 over full-year 2007,

•	Gross margins as a percentage of revenue of 60% to 68% for full-year 2008, and

•	Operating margins as a percentage of revenue of 20% to 25% for full-year 2008.

“The results of the first quarter reflected a general slowdown in the approval processes within our banking customers and our strategy of continued investment in the infrastructure of the business to ensure that we have the capacity to support strong future growth,” stated T. Kendall Hunt, Chairman & CEO. “As stated in our prior earnings calls and as reflected in the full-year 2008 guidance, we plan to continue to invest aggressively in our infrastructure and expect that the revenue growth rate will accelerate in the second half of the year.”

“Investments made in prior periods and in the current quarter resulted in two important product introductions in the first quarter of 2008,” said Jan Valcke, VASCO’s President and COO. “We believe that the Identikey 3.0 Authentication Server will allow us to compete more effectively in the small and medium enterprise market. The Digipass 110 is a significant extension of our market leading e-signature products. While overall revenue growth in this quarter was less than we have experienced in recent quarters, we are continuing to see strong interest in our products and a strong flow of new orders.”

Cliff Bown, Executive Vice President and CFO added, “The continued strong operating performance has allowed us to both invest strongly in the business and strengthen our balance sheet. Our net cash balance increased $9.0 million or 23% and our working capital increased $6.5 million or 12% from December 31, 2007, respectively. Days Sales Outstanding (DSO) in net accounts receivable decreased to approximately 67 days at March 31, 2008 from 76 days at December 31, 2007.”

Conference Call Details

In conjunction with this announcement, VASCO Data Security International, Inc. will host a conference call today, April 24, 2008, at 10:00 a.m. EDT—16:00h CET. During the Conference Call, Mr. Ken Hunt, CEO, Mr. Jan Valcke, President and COO, and Mr. Cliff Bown, CFO, will discuss VASCO’s results for the first quarter 2008.

To participate in this Conference Call, please dial one of the following numbers:

USA/Canada: 888 562 3356

International: +1 973 582 2700

This will be a direct dial in call. Participants will be greeted by the operator. No password is required.

The Conference Call is also available in listen-only mode on www.vasco.com. Please log on 15 minutes before the start of the Conference Call in order to download and install any necessary software. The recorded version of the Conference Call will be available on the VASCO website 24 hours a day.

VASCO Data Security International, Inc.

CONSOLIDATED STATEMENTS OF INCOME

(in thousands, except per share data)

(unaudited)

	Three months ended
	March 31,
	2008	2007
Net revenue	$28,928	$26,405
Cost of goods sold	8,889	8,875

Gross profit	20,039	17,530
Operating costs:
Sales and marketing	7,700	6,090
Research and development	2,691	1,923
General and administrative	3,535	2,387
Amortization of purchased intangible assets	272	258

Total operating costs	14,198	10,658

Operating income	5,841	6,872

Interest income (expense), net	257	58
Other income (expense), net	261	(37)

Income before income taxes	6,359	6,893
Provision for income taxes	1,463	1,930

Net income	$4,896	$4,963

Net income per share:
Basic	$0.13	$0.14

Diluted	$0.13	$0.13

Weighted average common shares outstanding:
Basic	37,109	36,564

Diluted	38,308	38,001

VASCO Data Security International, Inc.

CONSOLIDATED BALANCE SHEETS

(in thousands, except per share data)

	March 31, 2008	December 31, 2007
	(unaudited)
ASSETS
Current assets:
Cash and equivalents	$47,815	$38,833
Accounts receivable, net of allowance for doubtful accounts	21,320	25,721
Inventories	8,418	7,076
Prepaid expenses	1,756	1,712
Foreign sales tax receivable	6,002	4,919
Deferred income taxes	224	476
Other current assets	216	180

Total current assets	85,751	78,917

Property and equipment, net	3,030	2,140
Goodwill, net of accumulated amortization	15,362	14,319
Intangible assets, net of accumulated amortization	2,164	2,295
Other assets, net of accumulated amortization	2,802	3,005

Total assets	$109,109	$100,676

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	6,760	7,757
Deferred revenue	5,234	5,608
Accrued wages and payroll taxes	5,288	5,330
Income taxes payable	4,843	4,008
Other accrued expenses	4,659	3,776

Total current liabilities	26,784	26,479

Deferred warranty	268	309
Accrued compensation	462	1,281
Deferred revenue	697	457
Deferred tax liability	577	611

Total liabilities	28,788	29,137

Stockholders’ equity :
Common stock, $.001 par value—75,000 shares authorized; 37,254 and 37,205 shares issued and outstanding at March 31, 2008 and December 31, 2007, respectively	37	37
Additional paid-in capital	65,179	64,734
Accumulated income	5,461	565
Accumulated other comprehensive income	9,644	6,203

Total stockholders’ equity	80,321	71,539

Total liabilities and stockholders’ equity	$109,109	$100,676

Reconciliation of Earnings Before Interest, Taxes, Depreciation and Amortization (“EBITDA”) to net income:

	Three Months Ended March 31,
	2008	2007
	(in thousands)
	(unaudited)
EBITDA	$6,911	$7,554

Interest income, net	257	58
Provision for income taxes	(1,463)	(1,930)
Depreciation and amortization	(809)	(719)

Net income	4,896	4,963

EBITDA is a non-GAAP financial measure within the meaning of applicable U.S. Securities and Exchange Commission rules and regulations. We use EBITDA as a measure of performance, a simplified tool for use in communicating our performance to investors and analysts and for comparisons to other companies within our industry. As a performance measure, we believe that EBITDA presents a view of our operating results that is most closely related to serving our customers. By excluding interest, taxes, depreciation and amortization we are able to evaluate performance without considering decisions that, in most cases, are not directly related to meeting our customers’ requirements and were either made in prior periods (e.g., depreciation and amortization), or deal with the structure or financing of the business (e.g., interest) or reflect the application of regulations that are outside of the control of our management team (e.g., taxes). Similarly, we find that the comparison of our results to those of our competitors is facilitated when we do not need to consider the impact of those items on our competitors’ results.

EBITDA should be considered in addition to, but not as a substitute for, other measures of financial performance reported in accordance with accounting principles generally accepted in the United States. While we believe that EBITDA, as defined above, is useful within the context described above, it is in fact incomplete and not a measure that should be used to evaluate our full performance or our prospects. Such an evaluation needs to consider all of the complexities associated with our business including, but not limited to, how past actions are affecting current results and how they may affect future results, how we have chosen to finance the business and how regulations and the other aforementioned items affect the final amounts that are or will be available to shareholders as a return on their investment. Net income determined in accordance with U.S. GAAP is the most complete measure available today to evaluate all elements of our performance. Similarly, our Consolidated Statement of Cash Flows, which will be filed as part of our annual report on Form 10-K, provides the full accounting for how we have decided to use resources provided to us from our customers, lenders and shareholders.

About VASCO: VASCO is a leading supplier of strong authentication and e-signature solutions and services specializing in Internet Security applications and transactions. VASCO has positioned itself as a global software company for Internet Security serving a customer base of close to 6,500 companies in more than 100 countries, including approximately 1,000 international financial institutions. VASCO’s prime markets are the financial sector, enterprise security, e-commerce and e-government.

Forward Looking Statements

Statements made in this news release that relate to future plans, events or performances are forward-looking statements. Any statement containing words such as “believes,” “anticipates,” “plans,” “expects,” and similar words, is forward-looking, and these statements involve risks and uncertainties and are based on current expectations. Consequently, actual results could differ materially from the expectations expressed in these forward-looking statements.

Reference is made to our public filings with the U.S. Securities and Exchange Commission for further information regarding VASCO and our operations.

For more information contact:

Jochem Binst, +32 2 609 97 40, jbinst@vasco.com